                                                wescast industries inc.

WESCAST ANNOUNCES OPENING OF
SALES & DESIGN OFFICE IN JAPAN

Brantford, Ontario, October 20, 2003 – Wescast Industries Inc. (TSX: WCS.A; NASDAQ: WCST) is pleased to announce the recent opening of a sales and design office in central Tokyo to support automotive customers based in the Asia Pacific region including Japan, China and Korea.  The opening of this new office coincides with the establishment of Wescast’s newly formed company, Wescast Japan K.K.

A dedicated office represents a significant investment and commitment to all stakeholders.  “Increasing our presence of full-time ‘local’ support will undoubtedly provide benefits to current and new customers within the Asian market” says Ray Finnie, President and CEO of Wescast.

The Japan office is managed by Shiro Yano who brings a deep understanding of the Asian automotive sector.  “My role is to continue to build strong customer relationships and leverage opportunities while promoting Wescast’s value-added advantage” says Mr. Yano.  By broadening our global reach, the Japan office will network with the company’s other sales and design centres in North America and Europe to design and develop optimized cast products and systems for its powertrain and chassis groups.

Wescast’s growth initiatives in Japan will focus on assisting customers reduce costs, lower emissions, improve vehicle performance and meet higher temperature requirements for advanced engine applications as OEMs look for competitive advantages through technology and innovation.  The company will also focus on the sales and engineering of various chassis components.

About Wescast

Wescast Industries Inc. is the world's largest supplier of exhaust manifolds for passenger cars and light trucks.  The Company designs, develops, casts and machines high-quality iron exhaust manifolds for automotive OEMs and also manufactures highly engineered chassis components.  In addition to the new office in Japan, the Company also has sales and design centres in Canada, the United States, Germany, and the United Kingdom, and sales representation in France.  The Company operates seven production facilities in North America, including a 49% interest in United Machining Inc., an accredited minority supplier in Michigan.  It also has a 50% joint venture interest in Weslin Autoipari Rt., a Hungarian based supplier of cast iron exhaust manifolds and turbo charger housings for the European light vehicle market.  The Company is recognized worldwide for its quality products, innovative design solutions and highly committed workforce.

Learn more at www.wescast.com.

Forward Looking Statements

Wescast and its representatives may periodically make written or oral statements that are "forward-looking", including statements included in this news release and in our filings with applicable Securities Commissions and in reports to our stockholders.  These statements may be identified by words such as "believe,” "anticipate," "project,” “expect," "intend" or other similar expressions, and include all statements which address operating performance, events or developments that we expect or anticipate may occur in the future (including statements relating to future sales or earnings expectations, volume growth, awarded sales contracts and earnings per share expectations or statements expressing general optimism about future operating results). Such statements involve risks and uncertainties that may cause unanticipated events and actually evolve to be materially different from those either expressed or implied.  These factors include, but are not limited to, risks associated with the automotive industry, production, marketing and transportation such as loss of market, volatility of prices, currency fluctuations, environmental risks, competition from other producers and ability to access sufficient capital from internal and external sources; as a consequence, actual results may differ materially from those anticipated in the forward-looking statements. For more detailed information regarding these risks you may refer to Wescast's publicly filed documents with applicable Canadian securities authorities and the U.S. Securities and Exchange Commission.  Wescast undertakes no obligation to update any of these forward-looking statements.

For further information please contact:

Mr. Ray Finnie
President & CEO
Wescast Industries Inc.
(519) 750-0000